UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2018

OPIANT PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38193	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

201 Santa Monica Boulevard, Suite 500 Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Code)

(310) 598 5410
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
⁬☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁬☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁬☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁬☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Richard Daly as Director
Effective as of June 12, 2018 (the “Appointment Date”), Opiant Pharmaceuticals, Inc. (the “Company”), acting pursuant to unanimous approval of the Company’s Board of Directors (the “Board”), appointed Richard Daly to the Board and entered into a Director Agreement (the “Agreement”) with Mr. Daly. Mr. Daly will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2021. Mr. Daly will serve on the Audit Committee of the Board. In addition, the Board determined that Mr. Daly qualifies as independent under the rules of the Nasdaq Stock Market (“Nasdaq”).
Richard Daly, age 57, has served as the Chief Executive Officer of Neuralstem, Inc. (“Neuralstem”) since February 2016 and the Chairman of the Board of Neuralstem since June 2016. From November 2015 until February 2016, Mr. Daly was a managing partner at Ravine Rock Partners, LLC, a bio-pharmaceutical consulting company. From August 2013 until February 2014, Mr. Daly was the U.S. President of the BMS-AZ Diabetes Alliance. In February 2014 AstraZeneca purchased the BMS interest in the Diabetes Alliance and Mr. Daly became the President of U.S. Diabetes, a subsidiary of AstraZeneca Pharmaceutical LP. He served in this position until November 2014. From October 2011 until November 2012, Mr. Daly was a founding partner, board member and investor in SagePath Partners LLC, a commercial outsourcing provider to the pharmaceutical industry. Between July 2008 and October 2011, Mr. Daly was executive vice president of North and South America for Takeda NA, the North American subsidiary of Takeda Pharmaceuticals. Since June 2015, Mr. Daly has served on the board of directors, the Compensation Committee, and as the chair of the Nomination/Governance Committee for Synergy Pharmaceuticals from 2015 until 2018. Since February 2015, Mr. Daly has also served on the board of directors and on the Compensation Committee of Catalyst Pharmaceuticals. Mr. Daly holds a BS in Microbiology from The University of Notre Dame and an MBA from Northwestern University's Kellogg Graduate School of Management. Mr. Daly brings over 25 years of commercial pharmaceutical experience working in positions of progressive responsibility in sales, marketing and operations, including experience in building biopharmaceutical organizations. Mr. Daly has a strong business development background and significant past experience and relationships in the biopharma and biotech fields.

Pursuant to the Agreement, Mr. Daly will receive $65,000 per annum, payable in installments after the end of each calendar quarter in which he serves as director, and pro-rated as applicable. In connection with his service on the Audit Committee, Mr. Daly will receive an additional $8,000 per annum, payable in installments after the end of each calendar quarter in which he serves on the Audit Committee and pro-rated as applicable. The Board may elect to pay Mr. Daly additional cash compensation at its sole discretion. Additionally, pursuant to the Agreement, on June 12, 2018 the Board granted Mr. Daly options to purchase 5,000 shares of the Company’s common stock, par value 0.001 per share, under the Company’s 2017 Long-Term Incentive Plan, until the June 12, 2028 option termination date at an exercise price equal to the closing price of the Company's Common Stock on June 12, 2018. A third of the Options shall vest on each of the first, second and third anniversary of the Appointment Date. The Board may elect to grant Mr. Daly additional option consideration in its sole discretion. The term of the Agreement commenced on the Appointment Date and shall terminate upon Mr. Daly ceasing to be a member of the Board. The Agreement may be terminated by the Company for “Cause” (as defined in the Agreement) at any time upon written notice to Mr. Daly.

There are no family relationships between Mr. Daly and any director or executive officer of the Company, and Mr. Daly was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Daly has also not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release announcing Mr. Daly's appointment is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Director Agreement, effective June 12, 2018, by and between Opiant Pharmaceuticals, Inc. and Richard Daly
99.1	Press Release of Opiant Pharmaceuticals, Inc., dated June 12, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OPIANT PHARMACEUTICALS, INC.
Dated: June 12, 2018        By:        /s/ David D. O’Toole
Name: David D. O’Toole
Title:  Chief Financial Officer

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